Exhibit 10.1
EXCLUSIVE DISTRIBUTION AGREEMENT
     EXCLUSIVE DISTRIBUTION AGREEMENT made as of the 21th day of November, 2006, (the “Agreement”) by and between Uroplasty, Inc., a corporation duly organized and existing under the laws of the State of Minnesota, USA, with its principal office at 2718 Summer Street NE Minneapolis, MN55413 United States (“Uroplasty”), and SI.EM Sistemi Elettromedicali, a corporation duly organized and existing under the laws of Italy, with its principal office at F. Soave 11, 20135 Milan, Italy (“SI.EM”) (each, a “Party” and collectively, the “Parties”).
     WHEREAS, Uroplasty manufactures and markets a family of products used in the urology, urogynecology, gynecology, and colon and rectal, otolaryngology and plastic surgery markets;
     WHEREAS, SI.EM has developed for manufacture and sale incontinence assessment devices under the trademarks EASYCONT P/Q and EASYTIP Q-TIP;
     WHEREAS, Uroplasty desires to act as the exclusive distributor of SI.EM’s products set forth on Exhibit A attached hereto (the “Products”) in the countries indicated in Exhibit B (the “Initial Territory”) and in any other countries for which Uroplasty exercises it option or first refusal right pursuant to Section 2 (the “Additional Territories”), with the exception of the territory of the Republic of Italy, or which the Parties otherwise agree upon and which the Parties will indicate in Exhibit C, and SI.EM desires and is willing to grant such rights to Uroplasty, on the terms and conditions contained herein.
     1. EXCLUSIVE DISTRIBUTION
     (a) Grant of Exclusive Distributorship. Subject to the terms and conditions set forth in this Agreement, SI.EM hereby appoints Uroplasty as its sole and exclusive distributor of the Products in the Initial Territory and the Additional Territories (if and when applicable), and grants to Uroplasty the right and privilege to use, market, distribute, promote and sell the Products in the Initial Territory, or the Additional Territories (if and when applicable), and Uroplasty hereby accepts such appointment and grant on the terms and conditions stated herein.
     (b) Sub-distribution and sub-license. Subject to the terms and conditions set forth in this Agreement, Uroplasty has the absolute right in its sole discretion and under its own responsibility to grant one or more sub-distributorships or sublicenses to third parties for any or all of the rights granted to it by SI.EM under this Agreement. Uroplasty shall forthwith inform SI.EM in writing of the granting of said sub-distributorships or sublicenses to third parties by notifying their relevant data (i.e. name, place, area of distribution, etc.). Uroplasty agrees to grant no greater rights to the sub-distributorships and/or sublicenses than granted to Uroplasty hereunder and to require the sub-distributorships and sublicenses to promptly notify Uroplasty of any event or circumstances which may materially and adversely affect SI.EM’s rights with respect to the Products consistently with the protection provided for by this Agreement. The Parties furthermore agree that any of the above sub-distributorships and/or sublicenses shall be considered terminated at the date of termination of this Agreement for whatever reason or cause.
     (c) No-Competition.
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     (i) SI.EM agrees, for the entire term of this Agreement, not to enter into any arrangement or agreement with any other party other than Uroplasty for the use, marketing, distribution, promotion or sale of the Products, or any product which competes with the Products, in the Initial Territory or the Additional Territories (if and when applicable), or cause or assist in any way in the use, marketing, distribution, promotion or sale of the Products, or any product which competes with the Products, in the Initial Territory, or the Additional Territories (if and when applicable),
     (ii) Uroplasty agrees, for the entire term of this Agreement, not to enter into any arrangement or agreement with any other party other than SI.EM for the use, marketing, distribution, promotion or sale of any product which competes with the Products, in the Initial Territory or the Additional Territories (if and when applicable), or cause or assist in any way in the use, marketing, distribution, promotion or sale of any product which competes with the Products, in the Initial Territory, or the Additional Territories (if and when applicable),
     (d) Regulatory Approvals. SI.EM at all times guarantees to obtain and maintain the Regulatory Approvals in the Initial Territory and the Additional Territories (if and when applicable). Uroplasty agrees to provide to SI.EM any knowledge Uroplasty may posses related to the Regulatory Approvals but is in no way responsible for obtaining and maintaining such approvals all of which shall be the sole and exclusive obligation of SI.EM as the manufacturer of the Products. The term “Regulatory Approvals” means any and all mandatory regulatory approvals required for the lawful sale, distribution, use and marketing of the Products in any relevant country of either the Initial Territory or the Additional Territories including but not limited to those approvals identified so far and listed on Exhibit D and any other clinical testing/trial requirements, pre-market clearance, labeling and promotional materials approval, marking , product licenses or other approval.
     (e) Quality System Standards and Product Specific Certifications. SI.EM at all times guarantees to obtain and maintain all Quality System Standards and Product Specific Certifications for the manufacture, sale, distribution, use and marketing of the Products in the Initial Territory and the Additional Territories (if and when applicable). Uroplasty agrees to provide to SI.EM any knowledge Uroplasty may posses related to the Quality System Standards and Product Certifications but is in no way responsible for obtaining and maintaining these all of which shall be the sole and exclusive obligation of SI.EM as the manufacturer of the Products. The term “Quality System Standards and Product Specific Certifications” mean any and all applicable quality system standards (i.e., ISO 13485, FDA Quality System Regulations 21 CFR 820, etc.) and product specific certifications (Underwriter Laboratory, IEC 60601 certifications, etc.) required for the lawful manufacture, sale, distribution, use and marketing of the Products in any relevant country of either the Initial Territory or the Additional Territories including but not limited to those identified so far and listed on Exhibit E.
     (f) Conditions to Uroplasty Obligations. Uroplasty’s obligation to initiate marketing and distribution of the Products in the Initial Territory shall be contingent on the prior satisfaction of all of the following conditions, and with respect to any Additional Territories, upon prior satisfaction of items (ii) and (iii) below):
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          (i) Medical Community Endorsement. Professor Linda Cardozo, King’s College London in the United Kingdom, Professor Heinz Koelbl, Johannes-Gutenberg University Mainz in Germany, Professor Walter Artibani, Clinica Urologica Padua University in Italy and Dr. Stefano Salvatore, Clinica Ginecologica Università dell’Insubria, Varese in Italy, have provided by December 31st, 2006 an international endorsement (the “Endorsement” i.e., which means the surgeons listed above will recommend that the reproducible diagnostic Q-TIP test provided by the Products will be recognized as an accepted method that documents the degree of hypermobility on patients with stress urinary incontinence) of the Products satisfactory in scope to Uroplasty following the conclusion of non-regulatory, pre-market clinical studies of the Products currently conducted by them (the “Clinical Studies”). Uroplasty shall have the sole discretion to require that any or all of them, or none of them, provide such Endorsement prior to Uroplasty initiating marketing and distribution of the Products. SI.EM will be responsible for funding and providing all of the Products necessary to undertake and conduct the Clinical Studies including any and all insurance costs. Notwithstanding the foregoing, the Parties will share equally in the costs of the ethics committees fees necessary to conduct the Clinical Studies by Professors Cardozo, King’s College London in the United Kingdom and Professor Heinz Koelbel, Johannes-Gutenberg University Mainz in Germany and SI.EM will bear 100% of the costs of the ethics committee fees necessary to conduct the Clinical Studies by Dr. Stefano Salvatore, Clinica Ginecologica Università dell’Insubria, Varese in Italy.
In case the Endorsements is not released to Uroplasty ‘s satisfaction in line with internationally accepted scientific standards by December 31st, 2006, this Agreement shall terminate, unless (a) Uroplasty expressly waives in writing this condition precedent within thirty (30) days of December 31, 2006, or (b) the parties mutually agree to extend such deadline.
          (ii) Regulatory Approvals. All Regulatory Approvals and Quality System Standards and Product Specific Certifications have been obtained by SI.EM for the sale and marketing of the Products in the Initial Territory and, subject to the agreement referred to under clause 2 (a) hereof following the good faith assessment and discussion of the relevant burdens, costs and expenses of each party entering the Additional Territories including Regulatory Approvals, any Additional Territories. To fulfill this condition, SI.EM shall submit to Uroplasty documentation and other evidence of the relevant Regulatory Approvals and the Quality Systems Standards and Product Specific Certifications for a country of the Initial Territory or any Additional Territories as Uroplasty may request. Uroplasty shall determine in good faith whether such submissions are satisfactory for it to begin to market the Products in the respective country of the Initial Territory or Additional Territories at issue.
          (iii) Insurance. SI.EM has performed its obligations under Section 8(c) of this Agreement.
     (g) Manufacturer Approved User Materials. SI.EM will create and develop at its expense manufacturer approved user guides, user manuals, instructional materials, and specification and technical materials for the use of Products by the intended end users in accordance with applicable regulatory laws, rules and regulations including in different languages as required to commercialize the Products in the Initial Territory and any Additional Territories (if and when applicable). SI.EM will ensure that the labeling for each product will comply with the laws and regulations for each of the territories where Uroplasty will distribute products as better specified in clause 1 (d) hereof. The product labeling requirements include but
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are not limited to the native language requirements for each country in the European Union and the Country of Origin requirements of the United States of America.
     (h)  Promotional Materials. Uroplasty will create and develop at its expense promotional, marketing, and advertising materials for the Products in accordance with applicable regulatory laws, rules and regulations in different languages as required to commercialize the Products in the Initial Territory and any Additional Territories (if and when applicable). It is understood that Uroplasty may use, adapt, translate and distribute any materials and literature that SI.EM makes available with respect to the Products as Uroplasty deems appropriate in its discretion upon written approval by SI.EM of such materials, an original copy of which Uroplasty undertakes to transmit, before distribution, to SI.EM in the English language, as well as in any other language before its distribution. To the above extent, SI.EM shall provide Uroplasty with a suitable quantity of user guides, user manuals, instructional materials, and specification and technical materials for the Products in the appropriate language in compliance with the applicable laws, rules and regulations of the countries of the Initial Territory where Uroplasty intends to commercialize the Products and any Additional Territories.
     (i) As the device manufacturer, SI.EM will make all required reports to Health Authorities of deaths, serious injuries, and malfunctions associated with the Products as required by applicable laws and regulations (including but not limited to Article 10 of the European Medical Device Directives 93/42/EEC) in the Initial Territory and any Additional Territories where the Products are sold by Uroplasty. To the above purpose, Uroplasty will forthwith notify SI.EM of any and all said events and will also cooperate with SI.EM. in ascertaining the applicable legal requirements.
     (j) Subject to the provisions of this Agreement, in the event SI.EM changes technical specifications of the Products, SI.EM is solely responsible for obtaining prior regulatory clearance, with respect to Regulatory Approvals and Quality System Standards and Product Specific Certifications, for the new specifications in compliance with the laws and regulations of the Initial Territory and any Additional Territories where Uroplasty will distribute the Products.
     2. DISTRIBUTION IN THE ADDITIONAL TERRITORIES
     (a) Grant of Option. SI.EM hereby grants Uroplasty an option at anytime during the term of this Agreement, to obtain the authorization and rights to act as the exclusive distributor of the Products in one or more countries not comprising the Initial Territory (the “Additional Territories”) (the “Option”). Uroplasty shall exercise such Option from time to time with respect to one or more countries by providing written notice in accordance with Section 13(b) of this Agreement (the “Option Notice”). The Option Notice shall contain a forecast by country of projected sales of Products and proposed Minimum Purchase Quantities for the countries in which the Option is being exercised for a one year period commencing sixty (60) days from the date of the Option Notice. Such sales forecasts and quantities shall be consistent with the forecasts and Minimum Purchase Quantities of comparable countries in which Uroplasty is then distributing Products taking into account the local market conditions. Upon receipt of the Option Notice, the parties shall for thirty (30) days in good faith assess and discuss the relevant burdens, costs and expenses of each party entering the Additional Territories including Regulatory Approvals, Quality Systems Standards and Product Specific Certifications, patent and trademarks, insurance requirements and other obligations of the Parties as set forth in this
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Agreement, in view of Uroplasty’s forecast of projected sales for such Additional Territories. Upon written agreement of the applicable Minimum Purchase Quantities for such Additional Territories, and allocation of relative costs and burdens of the Parties’ various obligations if different than as set forth herein, Uroplasty shall be the exclusive distributor of the Products in the additional countries contained in the Option Notice on the same terms and conditions contained in this Agreement (except as may be specifically modified by the parties written agreement). Following the initial forecast period in an Option Notice, Minimum Purchase Quantities for countries comprising the Additional Territories shall be determined in same manner as Minimum Purchase Quantities for the Initial Territory in accordance with Section 6(b)(i). Notwithstanding the above, SI.EM maintains and reserves the exclusive right and privilege to use, market, distribute, promote and sell, directly or indirectly, the Products in the territory of the Republic of Italy.
     (b) Right of First Refusal. At all times during the term of this Agreement, SI.EM shall not grant to any third party any type of distribution rights to the Products in any country without first offering Uroplasty a right of first refusal to distribute the Products in such country or countries on the same terms and conditions as offered to such third party (the “First Refusal Right”). Prior to entering into such arrangement, SI.EM shall provide to Uroplasty written notice of the terms of the proposed arrangement including the identity of the third party, the country or countries of distribution, a forecast by country of projected sales of Products, proposed minimum purchase quantities for such countries, SI.EM’s and the proposed parties’ various obligations of distribution (regulatory approvals, certifications, patents, trademarks etc.), the financial terms and conditions, and other relevant terms of the arrangement (the “First Refusal Notice”). Uroplasty shall have thirty (30) days from receipt of the First Refusal Notice to exercise its First Refusal Right by giving written notice to SI.EM within such thirty day time period. If Uroplasty exercises its First Refusal Right, Uroplasty shall be the exclusive distributor of the Products in such additional countries contained in the First Refusal Right on the same terms and conditions contained in this Agreement (except as may be specifically modified by the terms of the First Refusal Notice or as agreed by the parties). If Uroplasty does not exercise its First Refusal Right, SI.EM shall be free to grant such distribution rights within three (3) months of the date of the First Refusal Notice provided such distribution is on the same terms and conditions set forth in the original notice to Uroplasty and on terms no more favorable terms than the terms contained therein.
     (c) Other Terms and Conditions. All of the terms and conditions contained elsewhere in this Agreement including the Parties’ rights and obligation shall apply to the distribution of Products in the Additional Territories unless otherwise set forth in a separate writing executed by both Parties.
     3. UROPLASTY OBLIGATIONS AS EXCLUSIVE DISTRIBUTOR
     (a) Subject to the terms of this Agreement, Uroplasty will use its best reasonable efforts to promote, market and sell the Products in the Initial Territory and the Additional Territories on such terms as Uroplasty shall determine in its sole discretion, including appointing sub distributors in and throughout the Initial Territory and the Additional Territories in accordance with the terms and provisions of this Agreement it being understood and agreed that Uroplasty shall have sole control over the manner and means of performing under this
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Agreement, provided that the Minimum Purchase Quantities set forth in Section 6(b) are achieved.
     (b) Uroplasty will pay or cause its customers and/or sub-distributors and/or agent to pay any taxes, fees, duties, licenses, tariffs and levies related to the import of the Products from SI.EM’s facility in Italy to the country specified in Uroplasty’s purchase order and will determine as between it and its customers who shall pay any import tax related to the import of the Products into any other country of the Initial Territory and/or the Additional Territories.
     (c) Uroplasty will supply SI.EM with (i) Uroplasty’s knowledge (to the extent it has knowledge) also relevant to the necessary accomplishments and formalities to comply with local laws and regulations concerning Regulatory Approvals and Quality System Standards and Product Specific Certifications (for which, however, SI.EM. will retain ultimate sole and exclusive responsibility), adverse event experience in the Initial Territory and any Additional Territories, and (ii) assistance as SI.EM may reasonably request to investigate and resolve Products complaints and/or adverse events.
     (d) Uroplasty will perform its other obligations under this Agreement in accordance with this Agreement’s terms.
     4. SI.EM OBLIGATIONS AS SUPPLIER OF PRODUCTS
     (a) With respect to training, SI.EM will:
          (i) (Training Uroplasty Personnel). Provide Uroplasty at no additional charge, with two separate two-day training sessions (for a total of four days) in Milan, Italy to train Uroplasty’s sales and marketing personnel on the Products including product knowledge, use and sales and marketing training. Such training shall be provided at such time or times as shall be mutually agreed by the Parties but shall occur no later than ten (10) days prior to Uroplasty commencing to market the Product in the Initial Territory and/or in the Additional Territories. Uroplasty shall be responsible for the cost of transportation, lodging and meals for its personnel during these training seminars.
          (ii) (Training Uroplasty Customers). SI.EM will provide Uroplasty at no additional charge, with two separate two-day training conferences (for a total of four days) at the offices of Uroplasty BV. in the Netherlands to train Uroplasty’s customers, surgeons and sub-distributors on the Products including product knowledge, use, and sales and marketing training. Such training conferences shall be provided at such time or times as shall be mutually agreed by the Parties. SI.EM shall be responsible for the cost of transportation, lodging and meals for its personnel who conduct these training seminars.
          (iii) (Surgeon Workshops). No more than once per fiscal quarter, SI.EM will attend at no additional charge at the dates, times and places chosen by Uroplasty, a Uroplasty sponsored surgeon workshop with at least seven surgeons and provide up to eight (8) hours in one day of training at these workshops. SI.EM shall be responsible for the cost of transportation, lodging and meals for its personnel who attend and conduct these workshops in the European Union area. The Parties undertake to share the costs and expenses of SI.EM connected to any surgeon workshops taking place outside the European Union area.
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     (b) SI.EM attended the IUGA conference in Athens in September 6-9, 2006 and participated at Uroplasty’s exhibit booth. SI.EM at its expense for providing sufficient samples of the Products and sufficient number of personnel to demonstrate the Products over the course of the conference. SI.EM sustained the cost of transportation, lodging and meals for its personnel who attended this conference. Uroplasty sustained the cost for the exhibit booth.
     (c) Subject to the provisions of Sections 1(d), 1(e), 1(j), 2(a), SI.EM will manufacture or have manufactured for it the Products according to all regulatory laws, rules and regulations of the Initial Territory and the Additional Territories in which the Products will be distributed and maintaining the necessary quality system and product certifications .
     (d) Subject to the provision of Section 1(g), SI.EM will prepare packaging and labeling for the Products (i) using trademarks, images and artwork as agreed between the Parties and (ii) which meet applicable regulatory laws, rules and regulations of the Initial Territory and the Additional Territories in which the Products will be distributed. Prior to the use by SI.EM of any packaging and labeling, the same shall be mutually agreed between the Parties.
     (e) SI.EM will provide Uroplasty and its sub distributors with telephonic sales support and assistance during normal working Italian hours at no charge.
     (f) SI.EM will use its best efforts to assist Uroplasty in the marketing of the Products by sharing free of charge all of SI.EM’s current and future marketing materials inherent to the Products, including but not limited to Products photographs and graphics, trademark logos and designs, brochures and website designs and information, technical information, instruction manuals, and other information that will assist Uroplasty with the Products marketing and promotion.
     (g) SI.EM will provide Uroplasty with reasonable quantities of acceptable Products demonstration samples (disposable samples) for use with personnel, customers, and at trade shows.
     (h) SI.EM will perform its other obligations under this Agreement in accordance with this Agreement’s terms.
     5. TRADEMARKS AND PATENTS
     (a) SI.EM Trademarks. SI.EM declares that it is not the owner of any registered trademarks in any country, it being the legitimate owner of the de facto non registered trademark “SI.EM”. With specific and sole regard to the Products, SI.EM hereby grants, for the duration of this Agreement, Uroplasty a royalty-free, exclusive right and license to use any trademark, name or logo which SI.EM now or hereafter uses to identify the Products including “SI.EM” (solely to identify SI.EM as the manufacturer of the Products if desired) and “EASYCONT P/Q” and “EASYTIP Q-TIP” (all such trademark shall be referred to herein as the “SI.EM Trademarks”) solely for the purpose of performing Uroplasty’s duties and obligations under this Agreement. Uroplasty shall also have the right to represent that it is the authorized exclusive distributor of SI.EM for the Products in the Initial Territory and the Additional Territories. SI.EM is responsible for obtaining and maintaining trademark applications and registrations for the SI.EM Trademarks
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in the countries of the Territories wherein the Products are to be distributed, further to a thorough assessment of the relevant burdens and/or costs and expenses, which shall be recognized as reasonable by both Parties, also in consideration of the provision by Uroplasty of a forecast of sales for the following year which Uroplasty shall provide SI.EM with.
     (b) Uroplasty Trademarks. Notwithstanding the foregoing, SI.EM hereby grants Uroplasty the right and option to use, market, promote, sell and distribute the Products in the Initial Territory and in the Additional Territories as contemplated hereunder bearing a new trademark, name or logo chosen by Uroplasty in its sole discretion (the “Uroplasty Trademarks”). The Uroplasty Trademarks shall be owned exclusively by Uroplasty. Uroplasty is responsible at its discretion for obtaining and maintaining trademark applications and registrations for the Uroplasty Trademarks in the countries of the Initial Territory and the Additional Territories wherein the Products are to be distributed. SI.EM shall not use or register, or authorize any third party to use or register in any territory, the Uroplasty Trademarks. Uroplasty reserves its rights to use and claim ownership of the Uroplasty Trademarks throughout the world. Vice versa
     (c) Other Trademark Agreements. Both Parties acknowledge and agree that all goodwill created or otherwise associated with the marketing and use of their own trademarks by them or the other Party will accrue directly to the benefit of the owner of such trademarks and will be the sole and exclusive property of that Party. Upon the cessation or termination of this Agreement for whatever reason, each Party agrees not to use the trademarks of the other Party without the other Party’s prior written consent.
     (d) Obligations regarding Patents. SI.EM has filed patent applications covering the Products in the countries set forth on Exhibit F. With respect to additional countries, the parties shall first assess and discuss the relevant burdens, costs and expenses of prosecuting such additional patents in view of Uroplasty’s forecast of projected sales for such countries for a one year period which shall be provided to SI.EM. If the parties determine in good faith that the projected sales justify the costs and expenses, SIEM will file and prosecute at its own expense patent applications for the Products in such other countries. SI.EM shall maintain at its expense any patents that hereafter issue (the “Patents”). SI.EM shall have the option, at its sole discretion and expense, to file and prosecute other applications in countries not requested by Uroplasty. SI.EM shall have final authority over all decisions concerning filing and prosecution of Patent Applications and the maintenance of Patents. However, SI.EM shall keep Uroplasty upon request informed of its filing, prosecution and maintenance activities and shall give Uroplasty the opportunity to comment on major decisions concerning such activities.
     6. SALE AND DELIVERY OF PRODUCTS
     (a) Purchase Orders. All Products purchased by Uroplasty hereunder shall be purchased from SI.EM. All purchase orders for the Products placed by Uroplasty with SI.EM shall be subject to the provisions of this Agreement, and any provision of any such order that is inconsistent with this Agreement or that may seek to impose any additional obligations upon any of the Parties shall be null and void. Each order shall be in the form of a written purchase order and shall be transmitted to SI.EM by facsimile or such other written method as has been agreed by the Parties. Each such purchase order shall identify the Products to be purchased, the quantities thereof, the price and the delivery dates therefore.
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(b) Minimum Purchase Quantities.
          (i) Initial Period. Uroplasty agrees and commits to purchase the Products from SI.EM at least in the minimum aggregate purchase quantities (the “Minimum Purchase Quantities”) and during the time periods specified in Exhibit G hereto. Uroplasty’s obligation to purchase the Minimum Purchase Quantities shall begin in the first full month following receipt of the Endorsement or Uroplasty’s written waiver of the receipt of such Endorsement under Section 1(f)(i).
          (ii) Subsequent Period. Within sixty (60) days prior to the end of every calendar year commencing with the calendar year ending December 31, 2007, the parties shall agree in writing upon the Minimum Purchase Quantities for the Initial Territory and any Additional Territories for the up coming calendar year. The parties shall use good faith and shall take into account the applicable countries and local market conditions. Any successive written agreement between the Parties regarding the Minimum Purchase Quantities shall be regarded as an amendment of Exhibit G.
          (iii) Aggregate Quantities. Minimum Purchase Quantities shall, for the first two years following the Endorsement or waiver thereof pursuant to Section 1(f)(i), be determined in the aggregate and not on a country by country basis. Thereafter, SI.EM and Uroplasty shall mutually agreed upon the Minimum Purchase Quantities in each country in the Initial Territory and Additional Territories (if applicable). Such Minimum Purchase Quantities shall be established by the parties in good faith and shall take into account the applicable countries, local market conditions, market share for the Products and shall be based upon prior sales of the Products by Uroplasty in each country plus a reasonable assessment of projected growth in each country.
          (iv) Success Rates — First Two Annual Periods. If within the end of the initial period set forth on Exhibit G and the first successive annual period thereafter, Uroplasty fails (y) to attain 80% (eighty percent) of the then applicable Minimum Purchase Quantities in force for such period, then Uroplasty shall lose its exclusivity rights with respect to those countries for which no sales occurred (provided SIEM has met its obligations under Section 1(f) hereof with respect to such country); or (z) to attain 60% (sixty percent) of the then applicable Minimum Purchase Quantities in force for such period, then SI.EM shall have the option within ninety (90) days from the end of such annual term either to continue this Agreement with Uroplasty on a non-exclusive basis for the entire Initial Territory and Additional Territories, or to terminate this Agreement in writing. Failure to timely terminate this Agreement continues this Agreement on a non-exclusive basis with no Minimum Purchase Quantities requirements until the end of the then annual period.
          (v) Success Rates — Third Annual Period and Thereafter. If within the end of the third annual period and for each successive annual period thereafter, Uroplasty fails (a) to attain 80% (eighty percent) of the then applicable Minimum Purchase Quantities in force for such period in any country, then Uroplasty shall lose its exclusivity rights with respect to such country, and (b) to attain 60% (sixty percent) of the then applicable Minimum Purchase Quantities in force for such period, then SI.EM shall have the option within ninety (90) days from the end of such annual term either to continue this Agreement with Uroplasty on a non-
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exclusive basis for the entire Initial Territory and Additional Territories, or to terminate this Agreement in writing. Failure to timely terminate this Agreement continues this Agreement on a non-exclusive basis with no Minimum Purchase Quantities requirements until the end of the then annual period.
          (vi) Additional Territories. Upon the addition of any Additional Territories, the Parties agree to reconsider and re-determine the then applicable Minimum Purchase Quantities using good faith to reflect the additional country or countries taking into consideration local market conditions.
          (vii) Initial Purchase Order. Notwithstanding the foregoing, Uroplasty agrees and commits to purchase, by submission of a purchase order within thirty (30) days of the execution of this Agreement, a minimum of two (2) units of the EASY CONT P/Q Product and ten (10) units of the Disposable Urodynamic Kit Product.
          (viii) Quarterly Reports. On or prior to the beginning of each calendar quarter, Uroplasty shall provide to SI.EM a quarterly report containing the following: (y) a forecast estimate of Product purchases for the up-coming quarterly period for the Initial Territory and any Additional Territories, and (z) the sales results for the quarter then ended indicating the quantities and types of Products sold, their serial number and the country where they have been sold as well as the name and address of the purchaser (if known to Uroplasty and which shall be confidential information of Uroplasty subject to Section 12). Uroplasty’s obligation hereunder shall begin for the calendar quarter following receipt of the Endorsement.
     (c) Shipment and delivery. All Products ordered by Uroplasty shall be shipped to Uroplasty BV located in the Netherlands, unless otherwise specifically stated in a purchase order. Notwithstanding the above, all Products will be delivered ex works at SI.EM’s facility in Italy, at Via F. Soave, 11 20135 Milano, or at any other facility and/or warehouses communicated by SI.EM. Uroplasty or its customers or its sub-distributors shall be responsible for any and all costs and expenses for shipment and insurance. SI.EM shall in principle accept to supply all the Products ordered, subject to their and their components availability, and provided payment of the Products is adequately guaranteed according to Section 7 (c). The term of delivery shall not be less than 60 (sixty) days after the receipt of each order by SI.EM. The term of delivery is subject to the timely self supply of the components of the Product by SI.EM, which shall notify Uroplasty of any foreseeable delays. In case of any force majeure event, SI.EM may suspend the performance of its delivery obligations for the entire duration of such event and shall notify Uroplasty accordingly. Partial deliveries are permitted as far as reasonable for Uroplasty. Whenever a single order exceeds the quantity of 50 Products, Uroplasty shall notify said orders at least 90 (ninety) days in advance, in order to permit SI.EM to adequately self-supply.
     (d) Defective Products. Within fourteen (14) days following actual receipt of a shipment of the Products, Uroplasty (or its designated agent) shall inspect the Products and shall notify SI.EM of any defects of the Products. In the event of such notification, SI.EM shall make appropriate arrangements consistent with the international practice in the specific market to promptly replace any such defective Products at SI.EM’s sole cost and expense or, failing such prompt replacement at Uroplasty’s election, SI.EM shall credit to Uroplasty’s account the purchase price and any taxes, fees, duties, licenses, tariffs and levies paid by Uroplasty on the defective Products.
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     (e) Orders Received by SI.EM.
          (i) If SI.EM receives any order or inquiry concerning the sales of the Products in any country not comprising the Initial Territory or any Additional Territories, with the sole exception of the Republic of Italy, SI.EM shall promptly notify Uroplasty of such inquiry or order together with the name and address of the person making the order or inquiry as well as any other relevant details regarding such order or inquiry that Uroplasty shall reasonably request. Upon receipt of such notification, Uroplasty shall have the first right for a period of fifteen (15) days to notify SI.EM in writing that Uroplasty elects to include the country wherefrom the order originates as part of the Additional Territories, by notifying SI.EM of its intention and by providing at the same time a forecast of sales quantities and Minimum Purchase Quantities acceptable to SI.EM for the same year in that country. If SI.EM does not receive Uroplasty’s written election within such fifteen (15) days, SI.EM shall have the right to fulfill such order on its sole term and at its sole risk and liability and Uroplasty shall have no liability, obligation or risk with respect to such order or Products all of which shall fall outside of the terms of this Agreement.
          (ii) If SI.EM receives any order or inquiry concerning the sales of the Products in any country which comprises the Initial Territory or the Additional Territories, SI.EM agrees to promptly notify Uroplasty of such inquiry or order together with the name and address of the person making the order or inquiry as well as any other relevant details regarding such order or inquiry that Uroplasty shall reasonably request. Uroplasty shall be responsible for fulfilling such order.
     7. PRICES AND TERMS OF PAYMENT
     (a) Products Prices. The prices to be paid by Uroplasty to SI.EM for the Products purchased hereunder initially shall be as set forth on Exhibit H and do not include applicable taxes. SI.EM may change at its own discretion and from time to time the Products Prices and increases shall be effective upon ninety (90) days written notice to Uroplasty and decreases will be effective immediately upon written notice to Uroplasty. Notwithstanding the foregoing, SI.EM may not increase Products Prices by more than five (5%) in any twelve month period, unless exceptional circumstances occur which can be documented and which justify a price increase. It is anticipated that Uroplasty will work with SI.EM in an effort to reduce the cost of producing the Products. SI.EM agrees to pass through to Uroplasty, or provide Uroplasty with an immediate credit against purchases of Products, any manufacturing or distribution cost savings achieved from these efforts. or otherwise achieved by SI.EM.
     (b) Uroplasty shall pay or have paid by its customers all taxes, fees, duties, licenses, tariffs and levies imposed upon the sale of the Products (other than SI.EM’s income taxes).
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     (c) Uroplasty shall pay for each delivery of Products (which are conforming) within sixty (60) days after delivery of the Products. In any event the above credit-purchase shall not exceed a maximum balance of Euro 150.000,00, unless the payment is immediately performed in cash or is guaranteed by a first demand bank guarantee.
     8. PRODUCT WARRANTY AND REPAIR SERVICES
     (a) Product Warranty. SI.EM represents and warrants to Uroplasty and Uroplasty’s customers that the Products supplied hereunder shall be (a) delivered with good title thereto and free from any security interest or any other lien, claim or encumbrance, and (b) warranted in accordance with the warranty terms set forth on Exhibit I attached hereto (the “Product Warranty”). The Products shall be packaged by SI.EM with a copy of the Product Warranty enclosed.
     (b) Repair Services. All repair and replacement services with respect to the Products supplied hereunder shall be performed by SI.EM on the terms contained herein. The Parties convene to, in consideration of the expected increase of sales in the Initial Territory and the Additional Territories, with particular regard to the North American market, to evaluate the possibility of assigning the repair and replacement services to independent customer services centers jointly chosen by the Parties.
          (i) Warranty Services. SI.EM shall during the warranty period set forth in the Product Warranty, at its option, and without charge for parts or labor to Uroplasty or Uroplasty’s customer, either repair, replace or exchange any non-conforming Product or part thereof so that it conforms to the Product Warranty. To obtain warranty service, customers shall be required to ship the non-conforming Product at their cost (including reshipment costs) to SI.EM at its address set forth in the Product Warranty. SI.EM agrees that it shall within the minimum technically needed term from the receipt of a non-conforming Product, perform its warranty obligations and return the serviced Product to customers at the customers’ cost.
          (ii) Post-Warranty Service. SI.EM shall following the warranty period set forth in the Product Warranty, provide post-warranty repair, replacement and exchange services with respect to the Products. SI.EM shall have the right to charge customers for any parts and/or labor provided and/or shipment costs.
          (iii) Service Warranty. SI.EM warrants to Uroplasty and shall warrant directly to each customer that any repair and replacement services provided by it with respect to the Products shall be performed in a professional manner and consistent with generally accepted industry standards.
          (iv) Uroplasty’s Role. All inquiries received by Uroplasty for warranty and post-warranty services with respect to the Products shall be promptly referred to SI.EM and handled by SI.EM in accordance with this Section 8.
     (c) Product Liability. SI.EM shall at its own expense maintain satisfactory insurance against third party claims in the minimum amount of $2 million dollars of primary and umbrella coverage from an insurance company reasonably satisfactory to Uroplasty covering all Products sold by SI.EM to Uroplasty. Such insurance policy shall name Uroplasty, its affiliates and
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subsidiaries including Uroplasty BV., and the respective officers, directors, employees and agents of each of the foregoing as additional insured’s and shall evidence the insurer’s agreement that such insurance shall not be amended, canceled, terminated or permitted to lapse without thirty (30) days prior written notice to Uroplasty. SI.EM shall cause such policies to be in effect within fifteen (15) following receipt of the Endorsement or Uroplasty’s written waiver of the receipt of such Endorsement under Section 1(f)(i), and will furnish Uroplasty with a certificate of insurance, in each case, prior to the commencement of any sale, distribution of the Products in the Initial Territory and the Additional Territories. SI.EM shall also furnish Uroplasty with a certificate of insurance upon each anniversary of the date of this Agreement evidencing that such policy has not been altered with respect to Uroplasty, its affiliates and subsidiaries in any way not permitted to lapse for any reason and evidencing the payment of premium of each such policy.
     9. SI.EM’S REPRESENTATIONS AND WARRANTIES
     (a) SI.EM represents and warrants to Uroplasty that (i) it is the full and exclusive owner of all right, title and interest in and to the Products, (ii) it has the sole and exclusive right to grant the rights under this Agreement to Uroplasty, (iii) none of the Products sold by Uroplasty hereunder, the Patent Applications, the Patents or the SI.EM Trademarks will infringe any patent, copyright, trade secret or other proprietary right of any third party, and (iv) the making of this Agreement does not violate any agreement, right, or other obligation existing between SI.EM and any other person, firm, corporation or entity.
     10. TERM AND TERMINATION
     (a) The initial term of this Agreement shall be five years from the date of execution of this Agreement. Uroplasty may renew this Agreement for successive five-year terms upon written notice to SI.EM given not later than six months prior to the end of the initial or any successive term. Despite the foregoing, this Agreement may terminate early as follows:
(i)	by mutual written agreement of the Parties;

(ii)	by either Party upon written notice to the other of a material breach of this Agreement, but only if the other Party does not cure the breach within sixty (60) days after receipt of such written notice; or

(iii)	by SI.EM in the event of failure of the Minimum Purchase Quantities, as set forth in Sections 6(b)(iv) and (v) but only if SI.EM timely asserts termination in accordance therewith), otherwise termination may be made only under (i) or (ii) above.
     (b) Upon any termination of this Agreement, the terminating party shall be entitled to decide at its discretion, within thirty (30) days after the date of termination, whether SI.EM shall buy back at book value all the Products in Uroplasty remaining inventory or Uroplasty shall be permitted to dispose of them in the normal course of business. All other remedies apply.
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     11. INDEMNITY
     (a) By SI.EM. SI.EM shall indemnify, protect, defend, and hold Uroplasty, its parents, subsidiaries, affiliates, sub-distributors, sub-licensees, the respective officers, directors, shareholders, agents, and employees of all of the foregoing, and any purchaser of the Products from any of the foregoing, harmless from and against any and all costs, claims, suits, losses, damages, liabilities, and expenses (including reasonable attorney’s fees) arising out of or resulting from:
          (i) any death or injury to person or property as a result of the proper use of the Products;
          (ii) product, design and manufacturing defects in the Products whenever occurring or occurred;
          (iii) the breach by SI.EM of any representation, warranty, covenant or obligation contained in this Agreement;
          (iv) the distribution, use or exploitation of the SI.EM Trademarks, the inventions, processes, methodologies or inventions claimed in any of the Patent Applications or Patents, or other intellectual property of SI.EM as permitted under this Agreement; and
          (v) the marketing, manufacture, distribution or use of the Products, and the activities of SI.EM related thereto, prior to the date of this Agreement or outside the Initial Territory and the Additional Territories after the date of this Agreement.
     (b) By Uroplasty. Uroplasty shall indemnify, protect, defend, and hold SI.EM, its parents, subsidiaries, and affiliates, and the respective officers, directors, shareholders, agents, and employees of all of the foregoing, harmless from and against any and all costs, claims, suits, losses, damages, liabilities, and expenses (including reasonable attorney’s fees) arising out of or resulting from:
          (i) the advertising, marketing and distribution and sale of the Products by Uroplasty, subject to the provisions of Sections 1(g), 1(h) and 1(j);
          (ii) the breach by Uroplasty of any representation, warranty, covenant or obligation contained in this Agreement; or
          (iii) the use of the Uroplasty Trademarks as permitted under this Agreement.
     (c) Right to Control Defense. The indemnifying Party shall have the option to settle or to undertake and conduct the defense of any such claim or suit against an indemnified Party. The indemnified Party through counsel of their choice and at their own expense may participate in any such claim or suit but in such event the indemnifying Party shall have sole and exclusive control over such defense and the indemnified Party’s decisions shall govern and control. The indemnified Party expressly covenants that no compromise or settlement or any suit or claim or
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any preliminary negotiations with respect to any compromise or settlement shall be made or entered into without the prior written approval of the indemnifying Party.
     12. CONFIDENTIALITY
     (a) Each Party agrees to keep confidential all proprietary and confidential information (written and oral) concerning the other’s business, financial, operational and acquisition plans and projections including the terms of this Agreement. Each agrees to use this information only to further this Agreement. Neither Party will disclose any of this information to any person, firm or entity, except on a need-to-know basis to its respective employees, agents, attorneys and advisors who agree to maintain the confidentiality of this information.
     (b) SI.EM agrees that neither it nor its officers, directors, employees or agents, or any of their affiliates, will, directly or indirectly, purchase or sell (whether in a short sale transaction or otherwise) any of Uroplasty’s Common Stock (or options, warrants or other rights to purchase or acquire Uroplasty Common Stock) from this date until the day following the date Uroplasty issues a press release, which will be previously agreed upon between the Parties, announcing the terms and conditions of this Agreement. In no event will SI.EM or any of its officers, directors, employees or agents, or any of their affiliates, purchase or sell any of Uroplasty’s securities while in possession of material, non-public information related to Uroplasty.
     (c) A Party is not responsible to keep confidential any information that (i) is or becomes public other than as a result of acts by or through such Party, (ii) it can demonstrate is already known by such Party at the time of the other’s disclosure, (iii) it independently obtains from a third Party having no duty of confidentiality to the other, (iv) it independently develops without using confidential information from the other or (v) it must disclose pursuant to applicable laws or court order. SI.EM acknowledges that Uroplasty will disclose regulatory and other data of SI.EM to the FDA and other applicable regulatory authorities in the Initial Territory and the Additional Territories in connection with any regulatory filings made therein and that Uroplasty may file a copy of this Agreement with the U.S. Securities and Exchange Commission as part of Uroplasty’s periodic filings.
     13. GOVERNING LAW AND NOTICE PROVISIONS
     (a) Governing Law and Jurisdiction; Arbitration.
     (i) Governing Law. This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement or its formation) is construed in accordance with and shall be governed by the laws of Italy.
     (ii) Arbitration. Any dispute arising out of or relating to this Agreement, any claim or controversy concerning a breach of this Agreement or the making of this Agreement, shall be finally and conclusively resolved by arbitration. Judgment upon any arbitration award may be entered in and enforced by any court having jurisdiction. The arbitration proceedings shall be conducted in accordance with the provisions contained herein and the rules of the Italian Arbitration Code (or the equivalent thereof) (to the extent such rules are not inconsistent with this Agreement). All arbitration proceedings
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shall be conducted in Milan. There shall be three arbitrators. Each Party shall select one arbitrator and the two arbitrators shall select a third arbitrator. The award of the arbitrators shall be final. The arbitrator shall issue a written statement of the award or decision and shall be required to issue a detailed opinion or explain the basis for such award or decision unless waived by the Parties in writing. The arbitrator shall have the authority to award any remedy or relief that could be granted by a court of competent jurisdiction, including, without limitation, injunctions and other equitable remedies such as rescission and specific performance, and may impose sanctions for abuse of the arbitration process. The arbitrators shall determine who shall bear the cost of the arbitration and are specifically empowered with the authority to award costs including reasonable attorneys’ fees to the prevailing Party.
(iii) Equitable Relief May be Brought in Court of Law. Notwithstanding anything contained in this Section 13(a) to the contrary, either Party may seek injunctive or other equitable relief in a court of law.
     (b) Notices. All notices and other communications required under this Agreement, including any change of address or addressee and any materials requiring approval) shall be in writing and shall be sent to the Parties at the address specified below. Such notices and other communications may be sent by facsimile or by international overnight courier. Notices and communications sent by facsimile shall be deemed received on the date that is set forth on the confirmation of receipt obtained by the sender. Notices or other communications sent by international overnight courier shall be deemed conclusively to have been given five (5) days after mailing.
     If to Uroplasty:
Uroplasty, Inc.
5420 Feltl Road
Minnetonka, Minnesota, USA 55343
Attn: Chief Financial Officer
Facsimile No.: (952) 426-6199
     With a copy to:
Messerli & Kramer P.A.
150 S Fifth Street, Suite 1800
Minneapolis, Minnesota 55402
Attn: Jeffrey Robbins
Facsimile No.: (612) 672-3777
     If to SI.EM:
F. Soave 11
20135 Milan, Italy
Attn: Vanni Ogliani, Augusto Curatolo
Facsimile No.: + 39 0258304668
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     With a copy to:
Studio Legale Rinaldi e Associati
Via Conservatorio, 15- 20122 Milano
Attn: Avv. Piercarlo Fresta
Facsimile No.: +39 02 76006944
     14. MISCELLANEOUS
     (a) Assignment. This Agreement is binding upon, and will inure to the benefit of, the Parties hereof and their respective permitted successors and assigns. Uroplasty may assign this Agreement to any person, firm or entity that acquires all or substantially all of Uroplasty’s assets or acquires Uroplasty by stock acquisition or merger.
     (b) No Amendment or Waiver. No provision of this Agreement will be deemed waived, amended or modified unless made in writing and signed by both Parties. No waiver of rights shall constitute a subsequent waiver of any rights whatsoever.
     (c) Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and shall supersede all proposals and prior agreements and understandings, oral or written, and any other communications between the Parties regarding this subject matter.
     (d) Severability. If any provision of this Agreement is determined by a court of competent jurisdiction or arbitration tribunal to be in violation of any applicable law or otherwise unenforceable or invalid, such provision will be deemed null and void to such extent as it will be determined to be illegal, unenforceable or invalid under such law, but this Agreement will otherwise remain in full force and effect.
     (e) Relationship of Parties. Uroplasty and SI.EM are not partners, venturers, representatives, agents or employees of each other. Neither Party has the authority to act for, represent or bind the other Party in any manner. Neither Party shall be responsible for the debts or liabilities of the other Party unless agreed to in a separate written instrument and no Party shall succeed to the debts or liabilities of the other solely by virtue of this Agreement
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IN WITNESS WHEREOF, the undersigned have hereunto affixed their signatures.

UROPLASTY, INC.	SI.EM SISTEMI ELETTROMEDICALI

By	By

Its	Its

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